Exhibit 99.1

Omega Protein Announces Fourth Quarter and Full Year 2014 Financial Results

HOUSTON, TX – March 11, 2015 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated provider of specialty oils, essential fatty acids and specialty protein products, today reported financial results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter and Full Year 2014 Highlights

●	Revenues: $102.5 million for the quarter and $308.6 million for the year
●	Gross profit margin: 22.0% for the quarter and 25.1% for the year
●	Net income: $3.2 million, or $7.8 million on an adjusted basis for the quarter and $18.5 million, or $29.9 million on an adjusted basis for the year
●	Earnings per diluted share: $0.14, or $0.35 on an adjusted basis for the quarter and $0.85, or $1.37 on an adjusted basis for the year
●	Adjusted EBITDA: $19.7 million for the quarter and $70.1 million for the year

“The fourth quarter of 2014 concluded a successful year for Omega Protein, both in terms of consolidated financial results and progress towards achieving our strategic objectives. While we faced headwinds in certain aspects of our business, the Company managed to generate its second highest annual gross profit and adjusted EBITDA,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “As we enter 2015, we are focused on the integration of Bioriginal and making strategic investments to support the growth of our more diversified human nutrition platform. We believe that we are better positioned than ever before to capitalize on the positive fundamentals in the specialty protein and oil sectors of the animal and human nutrition markets to increase profitability and enhance shareholder value long-term.”

Fourth Quarter 2014 Results

The Company's revenues increased 55% from $66.0 million in the same period last year to $102.5 million. This increase was due to growth in animal nutrition revenues of $11.5 million and human nutrition revenues of $25.0 million. The increase in animal nutrition revenues was primarily due to higher fish oil and fish meal volumes of 34% and 17%, respectively, as well as higher fish meal sales prices of 3%, partially offset by 9% lower fish oil sales prices. The increase in human nutrition revenues was primarily attributable to the acquisition of Bioriginal Food & Science Corp. (“Bioriginal”), which was acquired on September 5, 2014. The composition of revenues by nutritional product line for the fourth quarter of 2014 was 45% fish meal, 21% fish oil, 33% dietary supplements and food, and 1% fish solubles and other.

Fourth quarter of 2014 revenues increased 45% from $70.8 million in the third quarter of 2014 to $102.5 million. This increase was due to growth in animal nutrition revenues of $13.0 million and human nutrition revenues of $18.7 million. The increase in animal nutrition revenues was primarily due to higher fish meal and fish oil volumes of 31% and 6%, respectively, as well as higher fish meal and fish oil sales prices of 2% and 4%, respectively. The increase in human nutrition revenues was primarily due to the acquisition of Bioriginal.

The Company reported gross profit of $22.5 million, or 22.0% as a percentage of revenues, for the fourth quarter of 2014, versus $28.0 million, or 42.4% as a percentage of revenues, in the fourth quarter of 2013. The decrease in gross profit as a percentage of revenues was due to reductions in both the animal and human nutrition segments. Animal segment gross profit as a percentage of revenues declined from 47.1% to 28.7%, due primarily to a higher cost per unit for current season production and greater than anticipated fish catch in the fourth quarter of 2013, which resulted in additional profit related to prior period sales. Human nutrition gross profit as a percentage of revenues decreased from 13.6% to 8.6% due primarily to lower gross profit as a percentage of revenues for protein products.

Compared to the third quarter of 2014, fourth quarter gross profit increased from $14.2 million, or 20.0% as a percentage of revenues, to $22.5 million, or 22.0% as a percentage of revenues. Animal nutrition gross profit as a percentage of revenues increased from 25.8% to 28.7% as a result of increased fish oil and fish meal sales prices. Human nutrition segment gross profit as a percentage of revenues increased from a gross loss of 0.1% to a gross profit of 8.6% due primarily to the acquisition of Bioriginal.

Selling, general and administrative expenses for the fourth quarter increased $2.8 million to $8.7 million compared to the fourth quarter of 2013, primarily as a result of the Bioriginal acquisition. Selling, general and administrative expenses decreased $1.5 million from $10.2 million in the third quarter of 2014 due primarily to non-recurring professional expenses related to the third quarter acquisition of Bioriginal.

Impairment of goodwill and other intangible assets increased from $0.2 million in the fourth quarter of 2013 to $4.7 million in the fourth quarter of 2014 due to impairment expenses related to the InCon and Cyvex reporting unit within the human nutrition segment.

In the fourth quarter of 2013, the Company closed its menhaden fish processing plant located in Cameron, Louisiana and re-deployed certain vessels from that facility to the Company’s other Gulf Coast facilities. In conjunction with the closure, the Company incurred charges of $1.6 million and $6.6 million in the fourth quarters of 2014 and 2013, respectively.

The fourth quarter of 2014 effective tax rate was 46.5% compared to 31.9% in the fourth quarter of 2013 and 60.6% in the third quarter of 2014. The fourth quarter of 2014 effective tax rate reflected the impact of bonus depreciation rules enacted during the quarter, and the third quarter of 2014 effective tax rate reflected non-deductible expenses related to the acquisition of Bioriginal.

Net income for the fourth quarter of 2014 was $3.2 million ($0.14 per diluted share) compared to $9.7 million ($0.45 per diluted share) in the same period last year and $0.7 million ($0.03 per diluted share) for the third quarter of 2014. Excluding plant closure charges, impairment expenses, acquisition related costs and net gain or loss on disposal of assets, net income for the fourth quarter of 2014 would have been $7.8 million ($0.35 per diluted share), compared to $14.3 million ($0.67 per diluted share) in the same period last year and $4.8 million ($0.22 per diluted share) for the third quarter of 2014.

Adjusted EBITDA totaled $19.7 million for the fourth quarter of 2014, compared to $26.7 million for the same period last year and $13.1 million for the third quarter of 2014.

Full Year 2014 Results

Revenues in the twelve months ended December 31, 2014 increased 26% to $308.6 million compared to revenues of $244.3 million for the twelve months ended December 31, 2013. The increase in revenues was due to a $30.6 million increase in animal nutrition revenues and a $33.8 million increase in human nutrition revenues. The increase in animal nutrition related revenues was primarily due to increased sales volumes of 46% and 1% for the Company’s fish oil and fish meal, respectively, and increased sales prices of 2% for the Company’s fish meal, partially offset by decreased sales prices of 4% for the Company’s fish oil. The increase in human nutrition revenues was due primarily to the acquisition of Bioriginal.

The Company recorded gross profit of $77.6 million, or 25.1% as a percentage of revenues, in 2014, versus gross profit of $82.8 million, or 33.9% as a percentage of revenues, in 2013. The decrease in gross profit as a percentage of revenues was primarily due to a decrease in animal nutrition segment gross profit as a percentage of revenues from 36.2% to 29.8%, reflecting the impact of decreased fish oil yields and slower than anticipated early season fish catch on cost per unit of sales. In addition, human nutrition gross profit as a percentage of revenues decreased from 18.2% to 7.7% due primarily to lower gross profit as a percentage of revenues for protein products and the addition of Bioriginal including its one time acquisition-related inventory write-up to fair value.

The effective tax rate was 38.9% for the twelve months ended December 31, 2014 compared to 33.6% for the twelve months ended December 31, 2013. The effective tax rate in 2014 would have been approximately 36.2% were it not for non-deductible expenses related to the acquisition of Bioriginal.

Net income for the twelve months ended December 31, 2014 was $18.5 million ($0.85 per diluted share) compared to $30.5 million ($1.45 per diluted share) last year. Excluding plant closure charges, impairment expenses, acquisition related costs and net gain or loss on disposal of assets, net income for the twelve months ended December 31, 2014 would have been $29.9 million ($1.37 per diluted share) compared to $35.8 million ($1.70 per diluted share) for the year ended December 31, 2013.

Adjusted EBITDA totaled $70.1 million for twelve months ended December 31, 2014, a decrease from $76.6 million for the previous year.

Balance Sheet

Due in large part to the Bioriginal acquisition, the Company's December 31, 2014 cash balance decreased $32.6 million from December 31, 2013 to $1.4 million, and total debt increased $11.0 million from December 31, 2013 to $35.2 million on December 31, 2014. Stockholders' equity increased $18.7 million to $265.9 million as of December 31, 2014 compared to $247.2 million as of December 31, 2013.

Conference Call Information

Omega Protein will host a conference call on its fourth quarter and full year 2014 financial results at 8:30 a.m., Eastern Time, on Thursday, March 12, 2015. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaprotein.com.

A webcast replay of the conference call will be available beginning shortly after the conclusion of the call at www.omegaprotein.com and will be available for 30 days. A telephonic replay of the conference call will be available through March 26, 2015. Domestic listeners can dial (877) 870-5176, and international listeners may dial (858) 384-5517. The replay access code is 13602186.

About Omega Protein Corporation

Omega Protein Corporation (NYSE: OME) is a century old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils and essential fatty acids, specialty protein products and nutraceuticals.

The Company operates eight manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 vessels to harvest menhaden, a fish abundantly found off of the coasts of the Atlantic Ocean and Gulf of Mexico.

For More Information

Visit Omega Protein at www.omegaprotein.com, follow us on Twitter at https://twitter.com/omegaprotein, or find us on LinkedIn at https://www.linkedin.com/company/omega-protein-inc.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect, and the effect of forward sales of products on the Company’s financial results; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business, estimates of standard cost for inventory and subsequent adjustments to such costs, and the Company’s deferral of inventory sales based on worldwide prices for competing products; (6) the Company’s ability to realize the anticipated benefits from its acquisitions in the human nutrition business, and specifically, to integrate successfully its most recent acquisition of Bioriginal; (7) the Company’s expectations regarding Nutegrity or Bioriginal, their future prospects and the dietary supplement market or the human health and wellness segment generally, proving to be incorrect; (8) the cost of compliance with existing and future government regulations; (9) increase in the price and shortage of key raw materials that could adversely affect Bioriginal’s and Nutegrity’s businesses; and (10) the cost of compliance or potential restrictions on sales caused by laws and regulations regarding fish meal or oil importation into foreign jurisdictions. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,430	$34,059
Receivables, net	36,621	21,140
Inventories	97,513	94,339
Deferred tax asset, net	1,871	1,062
Prepaid expenses and other current assets	4,936	3,915
Total current assets	142,371	154,515
Other assets, net	2,309	5,234
Property, plant and equipment, net	169,932	144,113
Goodwill	42,501	19,600
Other intangible assets, net	23,002	7,932
Total assets	$380,115	$331,394

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$14,741	$3,112
Accounts payable	21,443	5,380
Accrued liabilities	23,216	29,145
Total current liabilities	59,400	37,637
Long-term debt, net of current maturities	20,486	21,130
Deferred tax liability, net	25,949	19,351
Pension liabilities, net	5,375	4,117
Other long-term liabilities	3,023	1,929
Total liabilities	114,233	84,164

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 21,587,751 and 20,804,189 shares issued and 21,527,319 and 20,804,189 shares outstanding at December 31, 2014 and 2013, respectively	210	203
Capital in excess of par value	141,855	136,428
Retained earnings	135,268	116,807
Treasury stock, at cost – 60,432 shares	(595)	—
Accumulated other comprehensive loss	(10,856)	(6,208)
Total stockholders’ equity	265,882	247,230
Total liabilities and stockholders’ equity	$380,115	$331,394

OMEGA PROTEIN CORPORATION

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$102,458	$65,973	$308,635	$244,293
Cost of sales	79,936	38,023	231,018	161,543
Gross profit	22,522	27,950	77,617	82,750

Selling, general, and administrative expense	8,681	5,890	31,516	25,293
Research and development expense	641	637	2,277	2,407
Impairment of goodwill and other intangible assets	4,718	186	4,718	266
Loss related to plant closure	1,576	6,597	7,058	6,597
Loss (gain) on disposal of assets	217	(39)	462	174
Operating income	6,689	14,679	31,586	48,013
Interest income	3	3	20	18
Interest expense	(604)	(302)	(1,351)	(1,658)
(Loss) gain on foreign currency	(10)	—	262	—
Other expense, net	(97)	(109)	(310)	(394)
Income before income taxes	5,981	14,271	30,207	45,979

Provision for income taxes	2,783	4,553	11,746	15,464
Net income	3,198	9,718	18,461	30,515

Other comprehensive income (loss):
Foreign currency translation adjustment net of tax benefit of $251, $0, $493 and $0, respectively	(466)	—	(915)	—
Energy swap adjustment, net of tax benefit (expense) of $1,023, ($83), $1,247 and ($81), respectively	(1,900)	156	(2,316)	151
Pension benefits adjustment, net of tax benefit (expense) of $1,003, ($1,515), $763 and ($1,920), respectively	(1,863)	2,812	(1,417)	3,565
Comprehensive (loss) income	$(1,031)	$12,686	$13,813	$34,231

Basic earnings per share	$0.15	$0.47	$0.87	$1.50

Weighted average common shares outstanding	20,824	20,248	20,562	19,913

Diluted earnings per share	$0.14	$0.45	$0.85	$1.45

Weighted average common shares and potential common share equivalents outstanding	21,303	20,942	21,168	20,634

OMEGA PROTEIN CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Years Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net income	$18,461	$30,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,017	21,056
Loss on disposal of assets, plant closure	2,029	5,514
Loss (gain) on disposal of assets	462	174
Impairment of goodwill and other intangible assets	4,718	266
Provisions for losses on receivables	48	103
Share based compensation	2,378	1,982
Deferred income taxes	2,195	3,579
Unrealized (gain) on foreign currency fluctuations, net	(262)	—
Changes in assets and liabilities:
Receivables	(696)	(2,630)
Inventories	16,531	(26,855)
Prepaid expenses and other current assets	493	(191)
Other assets	1,464	4,092
Accounts payable	4,943	1,644
Accrued liabilities	(9,498)	(5,250)
Pension liability, net	(159)	(2,144)
Other long term liabilities	(202)	165
Net cash provided by operating activities	64,922	32,020
Cash flows from investing activities:
Proceeds from disposition of assets	290	470
Acquisition of Wisconsin Specialty Protein, net of cash acquired	—	(26,676)
Acquisition of Bioriginal, net of cash acquired	(46,388)	—
Land and building purchased in capital lease extinguishment	—	(5,005)
Capital expenditures	(44,123)	(24,796)
Net cash used in investing activities	(90,221)	(56,007)
Cash flows from financing activities:
Principal payments of long-term debt	(35,080)	(3,058)
Proceeds from long-term debt	24,950	—
Principal payments of capital lease obligation	—	(309)
Purchase treasury stock at cost	(595)	—
Proceeds from stock options exercised	2,245	4,009
Excess tax benefit of stock options exercised	1,150	1,406
Net cash provided by (used in) financing activities	(7,330)	2,048
Net increase (decrease) in cash and cash equivalents	(32,629)	(21,939)
Cash and cash equivalents at beginning of year	34,059	55,998
Cash and cash equivalents at end of period	$1,430	$34,059

The tables below present information about reported segments for quarters ended December 31, 2014 and 2013 (in thousands). It should be noted that all cash and cash equivalent balances have been included in the identifiable assets of the unallocated segment.

Quarter Ended December 31, 2014	Animal Nutrition	Human Nutrition(1)	Unallocated	Total
Revenue (2)	$68,140	$34,318	$—	$102,458
Cost of sales	48,558	31,378	—	79,936
Gross profit	19,582	2,940	—	22,522
Selling, general and administrative expenses (including research and development)	520	4,175	4,627	9,322
Loss related to plant closure	1,576	—	—	1,576
Impairment of goodwill and other intangible assets	—	4,718	—	4,718
Other (gains) and losses	211	6	—	217
Operating income (loss)	$17,275	$(5,959)	$(4,627)	$6,689
Depreciation and amortization	$4,264	$1,534	$147	$5,945
Identifiable assets	$211,283	$166,619	$2,213	$380,115
Capital expenditures	$4,588	$2,164	$1,117	$7,869

(1) Includes revenues and related expenses for Bioriginal.

(2) Excludes revenue from internal customers of $0.1 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Quarter Ended December 31, 2013	Animal Nutrition	Human Nutrition(3)	Unallocated	Total
Revenue	$56,618	$9,355	$—	$65,973
Cost of sales	29,945	8,078	—	38,023
Gross profit	26,673	1,277	—	27,950
Selling, general and administrative expenses (including research and development)	721	1,878	3,928	6,527
Loss related to plant closure	6,597	—	—	6,597
Impairment of goodwill, other intangible assets and other	(74)	226	(5)	147
Operating income (loss)	$19,429	$(827)	$(3,923)	$14,679
Depreciation and amortization	$4,594	$648	$187	$5,429
Identifiable assets	$243,656	$52,442	$35,296	$331,394
Capital expenditures	$3,074	$3,675	$38	$6,787

(3) Includes revenues and related expenses for WSP from February 27, 2013 through December 31, 2013.

The tables below present information about reported segments for the years ended December 31, 2014 and 2013 (in thousands). It should be noted that all cash and cash equivalent balances have been included in the identifiable assets of the unallocated segment.

2014	Animal Nutrition	Human Nutrition(1)	Unallocated	Total
Revenue (2)	$243,797	$64,838	$—	$308,635
Cost of sales	171,146	59,872	—	231,018
Gross profit	72,651	4,966	—	77,617
Selling, general and administrative expenses (including research and development)	2,249	11,148	20,396	33,793
Loss related to plant closure	7,058	—	—	7,058
Impairment of goodwill and other intangible assets	—	4,718	—	4,718
Other (gains) and losses	265	197	—	462
Operating income (loss)	$63,079	$(11,097)	$(20,396)	$31,586
Depreciation and amortization	$17,338	$4,070	$609	$22,017
Identifiable assets	$211,283	$166,619	$2,213	$380,115
Capital expenditures	$19,125	$22,949	$2,049	$44,123

(1) Includes revenues and related expenses for Bioriginal from September 5, 2014 through December 31, 2014.

(2) Excludes revenue from internal customers of $1.9 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

2013	Animal Nutrition	Human Nutrition(3)	Unallocated	Total
Revenue (4)	$213,236	$31,057	$—	$244,293
Cost of sales	136,146	25,397	—	161,543
Gross profit	77,090	5,660	—	82,750
Selling, general and administrative expenses (including research and development)	2,744	6,959	17,997	27,700
Loss related to plant closure	6,597	—	—	6,597
Impairment of goodwill, other intangible assets and other	140	305	(5)	440
Operating income (loss)	$67,609	$(1,604)	$(17,992)	$48,013
Depreciation and amortization	$17,946	$2,369	$741	$21,056
Identifiable assets	$243,656	$52,442	$35,296	$331,394
Capital expenditures	$19,080	$5,350	$366	$24,796

(3) Includes revenues and related expenses for WSP from February 27, 2013 through December 31, 2013.

(4) Excludes revenue from internal customers of $1.3 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Adjusted EBITDA to Net Income Reconciliation

The following table (in thousands) provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended December 31, 2014, September 30, 2014 and December 31, 2013 and the years ended December 31, 2014 and 2013:

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Net Income	$3,198	$659	$9,718
Reconciling items:
Interest expense	574	334	272
Income tax provision	2,783	1,012	4,553
Depreciation and amortization	5,945	5,737	5,429
Loss related to plant closure	1,576	1,543	6,597
Impairment of intangible assets	4,718	—	186
Acquisition post-closing consideration	600	203	—
Acquisition costs and inventory adjustment	72	3,558	—
Loss (gain) on disposal of assets	217	12	(39)
Adjusted EBITDA	$19,683	$13,058	$26,716

	Year Ended
	December 31, 2014	December 31, 2013
Net Income	$18,461	$30,515
Reconciling items:
Interest expense	1,229	1,536
Income tax provision	11,746	15,464
Depreciation and amortization	22,017	21,056
Loss related to plant closure	7,058	6,597
Impairment of intangible assets	4,718	266
Acquisition post-closing consideration	803	—
Acquisition costs and inventory adjustment	3,630	944
Loss (gain) on disposal of assets	462	174
Adjusted EBITDA	$70,124	$76,552

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, loss related to plant closure, impairment of intangible assets, acquisition post-closing consideration, acquisition costs and inventory adjustment and loss (gain) on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a Company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital changes, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States.

Adjusted Net Income and Diluted Earnings Per Share to Net Income Reconciliation

The following table (in thousands, except per share amounts) provides a reconciliation of Adjusted Net Income and Diluted Earnings Per Share, non-GAAP (Generally Accepted Accounting Principles) financial measures, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended December 31, 2014, September 30, 2014 and December 31, 2013 and the years ended December 31, 2014 and 2013:

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Net Income	$3,198	$659	$9,718
Reconciling items:
Income tax provision prior to adjustments	2,783	1,012	4,553
Loss related to plant closure	1,576	1,543	6,597
Impairment of intangible assets	4,718	—	186
Acquisition post-closing consideration	600	203	—
Acquisition costs and inventory adjustment	72	3,558	—
Loss (gain) on disposal of assets	217	12	(39)
Adjusted income before income taxes	13,164	6,987	21,015
Provision for income taxes after adjustments	5,372	2,176	6,704
Adjusted net income	$7,792	$4,811	$14,311
Adjusted diluted earnings per share	$0.35	$0.22	$0.67

	Year Ended
	December31, 2014	December31, 2013
Net Income	$18,461	$30,515
Reconciling items:
Income tax provision prior to adjustments	11,746	15,464
Loss related to plant closure	7,058	6,597
Impairment of intangible assets	4,718	266
Acquisition post-closing consideration	803	—
Acquisition costs and inventory adjustment	3,630	944
Loss (gain) on disposal of assets	462	174
Adjusted income before income taxes	46,878	53,960
Provision for income taxes after adjustments	16,970	18,147
Adjusted net income	$29,908	$35,813
Adjusted diluted earnings per share	$1.37	$1.70

Adjusted net income and Adjusted diluted earnings per share represent net income and diluted earnings per share without loss related to plant closure, impairment of intangible assets, acquisition post-closing consideration, acquisition costs and inventory adjustment and loss (gain) on disposal of assets and taxes associated with these items. The Company has reported Adjusted net income and Adjusted diluted earnings per share because it believes these measures are widely used by investors as an indicator of a Company’s operating performance. The Company believes Adjusted net income and Adjusted diluted earnings per share assist investors in comparing a company's performance on a consistent basis. Adjusted net income and Adjusted diluted earnings per share are not calculations based on GAAP and should not be considered alternatives to net income or diluted earnings per share in measuring our performance. Investors should carefully consider the specific items included in our computation of Adjusted net income and Adjusted diluted earnings per share. While Adjusted net income and Adjusted diluted earnings per share has been disclosed herein to permit a more complete comparative analysis of our operating performance across time periods and relative to other companies, investors should be cautioned that these measures as reported by us may not be comparable in all instances to Adjusted net income and Adjusted diluted earnings per share as reported by us or by other companies. Adjusted net income and Adjusted diluted earnings per share are not intended to represent net income or diluted earnings per share as defined by GAAP and such information should not be considered as an alternative to net income, diluted earnings per share or any other measure of performance prescribed by GAAP in the United States.